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DYNAMIC I-T, INC.                                  TEL: 310-392-8179
                                                   FAX: 310-396-3029
2504 ELEVENTH STREET

SANTA MONICA, CA 90405





11 April, 2000



Dr. Viswanath Venkatesh
Assistant Professor and Tyser Fellow
The Robert H. Smith School of Business
4313 Van Munching Hall
University of Maryland
College Park, MD 20742

Dear Dr. Venkatesh:

This letter, when signed by you, shall constitute a valid and binding agreement pursuant to which you shall render services as a consultant to the distance learning division of this company.

The services to be rendered by you hereunder shall commence on or about May 1, 2000 and shall consist of:

1. Consultation with management at locations designated by the company. In this regard we agree that you shall not be required to travel to distant locations at times that conflict with your academic duties at Hong Kong University or with your prescheduled professional engagements.

2. The development of courses and the required audio and visual materials dealing with e-commerce and such other subjects upon which we mutually agree designed specifically for delivery via the World Wide Web and/or other technologies appropriate to the material being presented.

3. Introduction to us of other persons with expertise that can form the basis for additional courses to be offered by the company.

4. Introduction to the company of entities with which you have a consulting relationship with the intent that they may become subscribers to the company's seminars and courses


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5. As full consideration for the services to be rendered to us hereunder we agree:

   A. To grant to you options for 50,000 shares in this company, at $0.50 per share, receipt of which you hereby acknowledge.

   B. To pay to you a fee of $15,000 for each seminar in which you are the principal lecturer or for which you supply substantially all of the content. Each such payment shall apply as an advance against ten percent (10%) of total worldwide gross income realized by the company from exploitation of each such seminar, in all media, in perpetuity and without deduction.

6. We agree that you shall be free to continue presenting seminars and courses at which you and the participants are at the same location; however, you shall be exclusive to us with respect to all distance learning formats developed in whole or in part by you specifically for us.

7. In the event your services hereunder require that you travel more than 50 miles from your principal residence we agree to provide you with airfare and to provide and pay for a first class hotel and a mid sized rental automobile for your exclusive use during the entire time you are at a location required by us.

This letter setting forth all of the terms and conditions of our understanding shall become a valid and binding agreement, enforceable under the laws of the State of Colorado, when signed by you in the space provided below.

   Sincerely yours,

   Dynamic I-T, Inc.


   By:
      --------------------------
      Vice-President


   Agreed:
          ------------------------------------
          J. Christopher Westland, Ph.D